EXHIBIT 14

WILSHIRE FINANCIAL SERVICES GROUP INC.

OFFICER AND DIRECTOR CODE OF CONDUCT AND ETHICS

The Board of Directors of Wilshire Financial Services Group Inc. (“WFSG” or the “Company”) has adopted, as of March 10, 2004, the following code of conduct and ethics for its directors and officers. A copy of the Code shall be delivered annually to each director and officer and will be publicly available.

1. Business Conduct

WFSG directors and officers act as representatives of the Company and are entrusted with the considerable resources owned by WFSG’s stockholders. Each director and officer is expected to act at all times in good faith in the best interests of WFSG and to exercise his or her best judgment as authorized while performing his or her duties or otherwise representing WFSG. Each person is under an obligation of trust and confidence to promote and develop the business of WFSG.

The Company values and expects honesty and integrity in its directors and officers Each person is expected to be accurate and truthful in all dealings with employees and with customers, borrowers, vendors and others with whom the Company engages in business transactions.

Each person is expected to loyally nurture the interests of the Company and to administer with fidelity and professionalism the functions and assets of the Company that are entrusted to his or her care.

Each person is expected to avoid diversion of business opportunities from the Company to his or her personal benefit.

2. Conflict of Interest

WFSG expects its directors and officers to avoid all transactions and situations that may create an actual or apparent conflict of interest. If there is any transaction which such person believes is a transaction which may involve a conflict of interest but may be beneficial to the Company, the officer or director may obtain an Authorized Waiver after full disclosure of the potential or actual conflict. An Authorized Waiver may be provided by the Chief Executive Officer, after full disclosure to the Board, in a transaction involving an officer other than the CEO, and by the Chairman of the Board, after full disclosure to the Board, in a transaction involving the CEO or a board member.

o	A person may not do business, directly or indirectly, on behalf of WFSG or a subsidiary, with any customer or vendor in which the person, a member of the employee’s family or someone living with the employee or a member person’s family owns a significant financial interest or holds a position of influence (e.g., as an officer, director, shareholder or agent) without full disclosure to, and an Authorized Waiver.

o	A person living with, dating, related to, or otherwise involved in a close personal relationship with an employee must disclose that relationship to the Human Resources Department if one employee has supervisory, hiring or disciplinary authority over the other employee or is in a position that creates an actual or apparent conflict of interest. Any close personal relationship with an employee or agent of a vendor, customer or competitor also must be disclosed to the Human Resources Department. All employees need to understand that it is very difficult to avoid creating an apparent conflict of interest when an employee becomes involved in such a relationship. Similarly, where a relationship already exists between employees, WFSG, by action or inaction, may prevent a situation where an apparent or actual conflict of interest may be created.

o	A director or officer may not give or accept gifts or personal favors of more than token or nominal value (not in excess of $100.00) from any actual or potential supplier, customer or customer representative without an Authorized Waiver. Likewise, persons should not give or accept entertainment or meals with customers or suppliers beyond reasonable meals and entertainment given and received on a reciprocal basis with a legitimate business purpose.

o	A director or officer must not accept employment from, or perform services for, a customer, a vendor, a potential customer or any competitor of WFSG while he/she is with WFSG unless subject to an Authorized Waiver.

3. Financial Reporting

When a company engages in public financing or has publicly traded stock, it assumes an obligation of public trust and a commensurate level of accountability to the public. One of the most fundamental obligations of a public company is the full and fair disclosure of corporate information including financial results. This is facilitated by the maintenance of a system of internal accounting controls that provides reasonable assurance that financial transactions are recorded timely, accurately and fairly, and in conformance with Generally Accepted Accounting Principles (“GAAP”), and that the public dissemination of the Company’s results are fairly presented.

Intentional or reckless conduct, whether by act or omission, that results in misrepresentation of financial information, may be construed as fraudulent financial reporting. Fraudulent financial reporting can subject WFSG, as well as the responsible individuals, to severe civil and criminal penalties. Even the appearance of impropriety in financial reporting can damage WFSG’s ability to access capital markets.

Officers and directors should not engage in any activities which undermine the integrity of financial information for any reason, including incentives for personal gain or perceived pressures to satisfy valid corporate objectives, such as expanding market share, meeting budget commitments, increasing earnings or satisfying investor expectations.

Allegations or suspicions of fraudulent financial reporting, or any questions regarding the adequacy of internal accounting controls, or the fair presentation of the Company to the public, should be referred to (a) the Company’s legal counsel, the Company’s Chief Executive Officer or the Company’s director of internal audit, and (b) any member of the Audit Committee of the Board of Directors.

4. Compliance with Laws

It is the policy of the Company to comply in all respects with all applicable federal, state and local law.

Anti-Discrimination and Anti-Harassment

One of WFSG’s core business objectives is to maintain a workplace in which each employee can achieve his or her full potential without being impeded by discrimination or harassment based on race, gender, national origin, age, religion, sexual orientation, disability or any other status or characteristic that is protected by law. WFSG’s policies are intended to impress upon everyone the seriousness of this commitment and to strongly encourage employees to report any conduct that they perceive to be discriminatory or harassing in nature.

Like other forms of discrimination, sexual harassment is a violation of state and federal law and is strictly prohibited. While sexual harassment sometimes is difficult to define, in general, everyone should be aware that sexual conduct or conversation is inappropriate in the workplace. In addition, sexual advances, requests for sexual favors, and other verbal or physical conduct of a sexual nature that may be offensive or intimidating to others are strictly forbidden. Sexually harassing conduct may be verbal, visual, or physical in nature. It may include use of sexually-oriented comments, posters, emails, and jokes when they contribute to a hostile or offensive working environment.

No director, officer or employee of Wilshire, has the authority to engage in sexually harassing conduct or to condition any term or condition of employment on submission to any sexual conduct. Likewise, harassment of any Wilshire employee by a vendor, client or customer of Wilshire also is unacceptable and will not be tolerated.

If Discrimination or Harassment Has Occurred:

All employees are advised as follows. If the employee believes that he or she, or any other employee, has been subjected to discrimination, including sexual or other forms of harassment, he or she MUST immediately notify his or her supervisor, the Human Resources Department, or the CEO. Wilshire will attempt to investigate promptly so that appropriate corrective action can be taken to eliminate any unacceptable conduct. The Human Resources Department shall provide a report of any written claims to in-house legal counsel, or if there is none, then the chairperson of the Audit Committee, which person shall periodically review such claims with the Board of Directors.

All employees should feel free to come forward with any complaints or concerns regarding inappropriate conduct. Retaliation against any employee for making a complaint or for providing information concerning a complaint is forbidden.

Political Contributions

Each officer and director of the Company is encouraged to participate individually in the political process. It is WFSG’s policy to communicate information and views on public issues that may impact WFSG. Federal law and many state laws, however, limit the nature and extent of WFSG’s political participation. Both federal law and Company policy restrict the contribution or expenditure of Company and WFSG funds or other assets to or for any political party, candidate or political committee. In jurisdictions where corporate political contributions or expenditures are legally permitted, such expenditures should only be made with the express prior written consent of the Chief Executive Officer or Chief Financial Officer of the Company.

Antitrust Laws

Antitrust laws are intended to strengthen and promote competition and foster the existence of multiple competitive sources of supply and purchase of products and services.

In the broadest sense, an agreement, understanding, merger, combination, course of conduct or discussion between a company and a competitor (actual or potential) or a supplier or customer may be an antitrust violation if it is likely to bring about a meaningful reduction of competition between a company and its competitors or the customer and its competitors or a supplier and its competitors. Within these broad categories, certain specific activities have been often identified as violations of United States antitrust law. Directors and officers should avoid agreeing with a competitor (i) to divide or allocate customers, markets or territories for competing products or services; (ii) to fix prices or terms or conditions of sale for competing products or services; or (iii) to boycott the goods and services of some third person. These prohibitions extend not only to express agreements but also to informal understandings.

The legality of many other activities will depend upon their facts and structure. Early consultation with the Company’s legal counsel will result in the development of programs which both allow the fulfillment of business goals and fully comply with antitrust laws.

5. Stock Market Transactions

As a publicly traded company, WFSG is required to provide accurate and complete disclosure on a timely basis of any activities or events that would materially affect the market value of WFSG’s stock, options or other securities. In the normal course of business, directors and officers may have access to information about these occurrences before the information becomes public knowledge. Until it is released and disseminated to the public and the public has had sufficient time to interpret the information, this knowledge is considered “inside” information. Acting on this information for personal financial gain or releasing it to anyone else who may so act, prior to its effective disclosure to the general public is in violation of both Company policy and federal law.

Insider Trading

The consequences of insider trading violations can be staggering:

For individuals who trade on inside information or tip information to others:

o	A civil penalty of up to three times the profit gained or loss avoided, and a criminal fine (no matter how small the profit) of up to $1 million, and a jail term of up to ten years.

For a company (including supervisors and management) that fails to take appropriate steps to prevent illegal trading:

o	A civil penalty of the greater of $1 million or three times the profit, gain or loss avoided as a result of the employee’s violation, and a criminal penalty of up to $2.5 million.

If a director, officer or any employee has material non-public information relating to WFSG, it is WFSG policy that neither that person nor any related person may buy or sell securities of WFSG or engage in any other action to take advantage of, or pass on to others, that information. This policy also prohibits trading in the securities of other companies, potential acquisition candidates or our customers or suppliers, about which the individual has material non-public information as a result of employment.

Even the appearance of any improper transaction must be avoided to preserve WFSG’s reputation for adhering to the highest standards of conduct.

Material information is any information that a reasonable investor would consider important in a decision to buy, hold or sell stock. Common examples of information that are frequently regarded as material are: projections of future earnings or losses; news of a pending or proposed merger, acquisition or tender offer; news of significant sales of assets or the disposition of a subsidiary; changes in dividend policies or the declaration of a stock split or the offering of additional securities; changes in management; significant new products or discoveries; impending bankruptcy or financial liquidity problems; and the gain or loss of a substantial customer or supplier. Either positive or negative information may be material.

The same restrictions apply to family members and others living in the household. Directors and officers are expected to be responsible for the compliance of their immediate family and personal household.

As a general rule directors and officers should not engage in any transactions until after the information has been effectively communicated in a general press release.

Insiders may not trade in Company securities during the period beginning two weeks before a scheduled public announcement of earnings and ending the day of the public announcement. The President or Chief Executive Officer may designate certain other periods in which transactions by insiders are prohibited if, in his judgment, trading by insiders would be inappropriate.

Speculative trading practices are absolutely prohibited. These practices are short-selling Company stock, i.e., selling shares not owned, (which also is illegal), and trading in put and call options.

The Company is required to recover “short-swing profits” from insiders on transactions that involve the purchase and sale (or sale and replacement) of stock within a six month period.

Insiders must report changes in their stock holdings to the SEC within two days. Changes in stock holdings therefore must be reported to the CFO within one day.

Public Disclosure of Material Information

Regulation FD requires companies to publicly disclose any material nonpublic information that is disclosed by its senior officials to financial analysts and other market professionals, and institutional or other significant shareholders.

If, for instance, corporate officers wish to inform Wall Street analysts that the company may not make its upcoming quarterly earnings estimate, this same information must be simultaneously disclosed to the public, through a press release or other comparable avenue. Posting information on the company’s website will not, by itself be considered adequate public disclosure.

Regulation FD has made dealing with analysts, market professionals and significant security holders much more complex and risky for public companies. Any nonpublic, one-on-one discussion between a Company officer or director and an analyst, investor or potential investor could result in the disclosure of material nonpublic information.

Absent a confidentiality agreement, directors and officers must be extremely careful to avoid disclosing material nonpublic information during such discussions.

The Chief Executive Officer and Chief Financial Officer are the only officers who should speak to financial analysts on behalf of the Company.

6. Confidentiality of Company Information

All information concerning WFSG, such as its data and management systems, acquisition or investment plans, processes, business trade secrets and other proprietary information, or other confidential matters relating to products, borrowers, customers, suppliers, earnings, projections, sales, plans, decisions, problems, capabilities, intentions, developments or other business affairs should be held in confidence and should not be used for personal advantage. However, to the extent that information has been approved for public dissemination by an officer of the Company or as otherwise provided pursuant to written procedures issued from time to time by the officers and actually disseminated to the public by the Company, such information will not be deemed to be included within the purview of this section.

7. Claims Against Directors and Officers or Against the Company

It is the policy of the Company to comply and enforce all notice/claim reporting provisions in WFSG’s various Directors and Officers Insurance policies.

A Claim means:

(a)	a written demand for monetary or non-monetary relief; or

(b)	a civil, criminal, administrative or arbitration proceeding for monetary or non-monetary relief.

The term Claim includes a Securities Claim. A Securities Claim means:

(a)	a Claim (including a civil lawsuit or criminal proceeding brought by the Securities and Exchange Commission) alleging a violation of any law, regulation or rule, which is:

(1)	arising out of or based upon the purchase or sale, or offer or solicitation of an offer to purchase or sell, of any securities of WFSG, or

(2)	brought by a securities holder of WFSG, whether directly, by class action, or derivatively on behalf of WFSG, or otherwise, alleging any wrongful act of WFSG or a director or officer of WFSG.

Any person who becomes aware of a Claim or any circumstances that reasonably might give rise to a Claim, shall report the Claim as soon as possible to the Insurance Manager, the Chief Financial Officer, and in-house legal counsel (and if there is no in-house legal counsel, then to the chairperson of the Audit Committee).

The Insurance Manager or Chief Financial Officer shall be responsible for investigating the Claim and reporting the full particulars of the Claim, if necessary, as soon as reasonably possible, but at a minimum within 30 days of the Claim, to the appropriate Insurers.

8. Whistleblower Provisions

The Sarbanes-Oxley Act of 2002 prohibits public companies and their officers, employees, contractors, subcontractors and agents from taking retaliatory employment actions against an employee who (a) provides information or assists in an investigation regarding conduct that the employee reasonably believes constitutes a violation of regulations pertaining to mail, wire, bank or securities fraud, federal securities laws or any other federal laws relating to fraud against shareholders, if the information or assistance is provided to, or the investigation is conducted by, federal agencies, any member or committee of Congress, or a supervisor of the employee, or (b) participates or assists in a proceeding relating to an alleged violation of such laws or regulations.

WFSG officers and directors should promptly report any activity that they reasonably believe constitutes unlawful conduct, including any potential violation of fraud regulations, federal securities laws or any other federal laws relating to fraud against shareholders. The officer or director should discuss these concerns with in-house legal counsel or the Chief Financial Officer or in-house legal counsel (or if there is no in-house legal counsel, then with the chairperson of the Audit Committee). The identity of any employee making such report will be maintained confidential.

Employees will not be subject to retaliatory employment actions if they report such unlawful conduct. Officers will be subject to disciplinary action, including termination, if they commit any act in violation of the law or otherwise retaliate against an employee who seeks to report potentially unlawful conduct.

The undersigned has read this Officer and Director Code of Conduct and Ethics and has received a copy of it.

Date: ___________________, 200___	_____________________________________________

Print Name: _________________________________